Exhibit 99.1
Contact:
Jeff Hall, Chief Financial Officer
David Myers, Vice President, Investor Relations
(314) 810-3115
investor.relations@express-scripts.com
Express Scripts Announces Intention to Commence a Debt Offering
ST. LOUIS, April 25, 2011 — Express Scripts, Inc. (Nasdaq: ESRX) announced that the Company currently intends to commence a public offering of a benchmark amount of senior notes sometime within the next few weeks, subject to market and business conditions and other prevailing factors. The Company indicated that it currently intends to use the net proceeds from the debt offering to repurchase its common stock pursuant to its existing share repurchase program, or for other general corporate purposes.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Express Scripts
     Express Scripts, Inc., one of the largest pharmacy benefit management companies in North America, is leading the way toward creating better health and value for patients through Consumerology®, the advanced application of the behavioral sciences to healthcare. This approach is helping millions of members realize greater healthcare outcomes and lowering cost by assisting in influencing their behavior. Headquartered in St. Louis, Express Scripts provides integrated PBM services including network-pharmacy claims processing, home delivery services, specialty benefit management, benefit-design consultation, drug-utilization review, formulary management, and medical and drug data analysis services. The company also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services. More information can be found at
http://www.express-scripts.com/ and http://www.consumerology.com/.
SAFE HARBOR STATEMENT
     This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Form 10-Q filed with the SEC on April 25, 2011. A copy of this form can be found at the Investor Relations section of Express Scripts’ web site at http://www.express-scripts.com.

     We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.